Exhibit 99.1

News Release	Devon Energy Corporation 20 North Broadway Oklahoma City, OK 73102-8260

Investor Contact	Zack Hager	405 552 4526
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS
OKLAHOMA CITY — March 8, 2010 — Devon Energy Corporation (NYSE: DVN) today announced the elections of two corporate officers.
Jeff Agosta, 42, has been appointed to the position of executive vice president and chief financial officer. Agosta joined Devon in 1997 and has served in various capacities with increasing responsibility. Most recently, he served as Devon’s senior vice president — corporate finance and treasurer. Prior to joining Devon, Agosta was with the management consulting firm of D. R. Payne & Associates and KPMG LLC. He holds a Bachelor’s Degree in Accounting from the University of Oklahoma and is a Certified Public Accountant.
“Jeff Agosta’s extensive experience in accounting and corporate finance clearly positions him as an ideal candidate for this role,” said John Richels, Devon’s president. “It is gratifying to have such a talented individual available within Devon to move into this important position.”
Jeff Ritenour, 36, has been promoted to the position of senior vice president corporate finance. Ritenour is assuming the role vacated by Agosta’s promotion, and will therefore also act as Devon’s treasurer. Ritenour joined the company in 2001 and served Devon in various capacities including, most recently, vice president, acquisitions and divestitures. Prior to joining Devon, Ritenour was an auditor with the firm of Ernst & Young. He holds both a Bachelor’s Degree in Accounting and a Masters in Business Administration from the University of Oklahoma and is a Certified Public Accountant.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
###